Filed pursuant to Rule 433
Dated May 9, 2008

Relating to
Pricing Supplement No. 657 dated May 9, 2008 to
Registration Statement No. 333-131266

Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2015 (Reopening)
Floating Rate Senior Notes Due 2010

Fixed Rate Senior Notes Due 2015 (Reopening)
Issuer:	Morgan Stanley
Principal Amount:
$2,000,000,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the $1,500,000,000 aggregate principal amount of Fixed Rate Senior Notes Due 2015 issued by us on April 28, 2008.  The notes offered hereby will have the same CUSIP number as the previously issued Fixed Rate Senior Notes Due 2015 and will trade interchangeably with the previously issued Fixed Rate Senior Notes Due 2015 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $3,500,000,000.

Maturity Date:	April 28, 2015
Trade Date:	May 9, 2008
Original Issue Date (Settlement):	May 14, 2008
Interest Accrual Date:	April 28, 2008
Issue Price (Price to Public):	99.03%, plus accrued interest
Agents’ Commission:	0.40% of the principal amount
All-in Price:	98.63%, plus accrued interest
Net Proceeds to Issuer:	$1,972,600,000, plus accrued interest
Interest Rate:	6.00% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each April 28 and October 28, commencing October 28, 2008
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61747YCE3
ISIN:	US61747YCE32
Issuer Ratings:	Aa3 (Moody’s) / AA- (Standard & Poor’s) / AA- (Fitch) (Negative / Negative / Negative)
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

Floating Rate Senior Notes Due 2010
Issuer:	Morgan Stanley
Principal Amount:	$2,000,000,000
Maturity Date:	May 14, 2010
Trade Date:	May 9, 2008
Original Issue Date (Settlement):	May 14, 2008
Interest Accrual Date:	May 14, 2008
Issue Price (Price to Public):	100%
Agents’ Commission:	0.15%
All-in Price:	99.85%
Net Proceeds to Issuer:	$1,997,000,000
Base Rate:	LIBOR Reuters LIBOR01
Spread (plus or minus):	Plus 2.10%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 14, May 14, August 14 and November 14, commencing August 14, 2008
Day Count Convention:	Actual/360
Initial Interest Rate:	Base Rate plus 2.10% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	August 14, 2008
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BDD5
ISIN:	US61746BDD55
Issuer Ratings:	Aa3 (Moody’s) / AA- (Standard & Poor’s) / AA- (Fitch) (Negative / Negative / Negative)
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings  to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Amendment No. 1 to Prospectus Supplement Dated July 24, 2007
Prospectus Dated January 25, 2006